                                                                    EXHIBIT 99.2

                        [CHITWOOD & HARLEY LETTERHEAD]



                                   July 6, 2001


John Latham, Esq.                        VIA FACSIMILE AND U.S. MAIL
Alston & Bird, LLP                       ---------------------------
1201 West Peachtree Street                       CONFIDENTIAL
Atlanta, Georgia 30309-3424               SETTLEMENT COMMUNICATION


     RE:  In re JDN Realty Corp. Securities Litigation
          --------------------------------------------

Dear John:

     We are pleased to report that we, working closely with Lead Plaintiff Clarion-CRA Securities, L.P., have worked through the issues resulting from the last mediation session. We outline below the structure of a deal that we and Clarion, as fiduciaries to the Class, can recommend to the Court if these terms are acceptable to JDN.

     1. In exchange for the consideration outlined below and with the Court's approval of the settlement, the Class will release: (1) JDN Realty Corporation ("JDN") and JDN Development Company, Inc. (and any subsidiaries thereof) and all of their officers and directors, past and present, except D. Nichols, J. Hughes, and S. Whittelsey; and (2) the underwriters, selling group members and investment bankers that were involved in the sale of JDN securities from February 14, 1997 through April 12, 2000. Nothing contained herein or in any future documentation of a settlement with JDN, however, shall release any claims
of the Class or JDN against W. Brunstad.   Notwithstanding the foregoing, the
settlement shall be null and void if the court's judgment does not become final or if the agreement reached between the parties hereto is modified in any material respect as a result of the approval or appellate process concerning this settlement.

     2. JDN will contribute $16,815,789 in cash and 1,681,568 shares of JDN common stock as an original contribution to settle the Class's claims.

John Latham
July 6, 2001
Page 2


     3. The cash component of JDN's original contribution to the settlement fund, plus interest thereon calculated at LIBOR from the date this Agreement is signed, must be deposited within ten business days prior to the date of the Final Approval hearing into an interest-bearing escrow account designated by the Class. JDN shall pay to the Class $100,000 of the cash component of the settlement within three business days following Preliminary Approval of the settlement, for use by the Class to pay all reasonable costs and expenses of class notice and administration of the settlement. (In the event the settlement outlined herein is not approved by the Court, the cash component of JDN's original contribution to the settlement fund plus interest earned thereon shall be returned to JDN, net of any taxes legally due on the earned interest and net of costs of class notice and administration.)

     4. JDN must issue the shares represented by the stock component of the settlement to the Class early enough to ensure that the Class receives the dividends paid out by JDN in the fourth quarter of 2001 to common stock shareholders and, in no event, later than ten business days following final approval of the settlement by the trial court (the "Issuance Date"). The dividends paid on all stock held by the Class shall be deposited into an interest-bearing escrow account designated by and on behalf of the Class. JDN further agrees that the stock component of the settlement will be adjusted in the event of a stock split, even if the split occurs before the Issuance Date.

         JDN shall issue the shares in a bulk certificate in the name of Lead Counsel, on behalf of the Class, on the Issuance Date. The stock issued to the Class shall be exempt securities under section 3(a)(10) of the Securities Act of 1933 and shall be unrestricted and freely tradable. Nevertheless, the Class may not exercise its right to trade the stock until thirty days after the final approval hearing on the settlement. The Stipulation and Agreement of Settlement shall provide that the Class, as determined by its Lead Plaintiff and Lead Counsel, shall have sole discretion whether to sell or hold the stock for any length of time and that neither class members nor JDN nor any of the released parties shall have a claim against Lead Counsel or the Lead Plaintiff based on the disposition of said stock or the distributions made in accordance with the Stipulation and Agreement of Settlement. (In the event the settlement outlined herein is terminated due to failure by the trial court or the appellate court to approve the settlement in any material respect, all stock then being held for the Class, plus all cash being held on behalf of the Class as a result of the stock received in the settlement, shall be returned to JDN net of any taxes legally due as a result of dividends received, interest earned, or transactions engaged in consistent with this settlement.)

     5. JDN must agree not to make a further issuance of stock for less than $11.70 per share prior to the distribution to the Class (including any shares that are issued in connection with or as a result of any stock option plan or employee stock purchase program, but excluding any shares issued after the date of this agreement pursuant to the JDN Realty Corporation Long-Term

John Latham
July 6, 2001
Page 3

Incentive Plan, the JDN Realty Corporation 1993 Incentive Stock Plan, the JDN Realty Corporation 1993 Non-Employee Director Stock Option Plan or the 248,000 shares to be issued in connection with the derivative settlements). For purposes of this paragraph, distribution to the Class means ten days after the time at which the Company's transfer agent mails the stock certificates to those class members who have submitted timely and valid proofs of claim. This prohibition shall expire on June 30, 2002 (the "Expiration Date"), provided, however, that if JDN chooses to issue stock for less than $11.70 per share after the Expiration Date, JDN will issue the Class additional common stock pursuant to the Full Ratchet Formula attached hereto as Exhibit "A." Once the distribution is made, all ratchet obligations terminate as do all further issuance prohibitions.

         In addition, JDN must agree that if JDN chooses to make an issuance for less than $13.50 per share (but above $11.70 per share) prior to the ninety-first day following the Effective Date, JDN must agree to issue additional shares to the Class pursuant to the modified ratchet formula attached hereto as Exhibit "B." The Effective Date shall be the date on which the Judgment becomes final, including the successful termination of any appeal, if one is filed. This ratchet provision also terminates once distribution has been made.

         All supplemental issuances to the Class under this paragraph shall be made at the time the further issuances are made by JDN.

     6. In addition to the original contribution to the Class as set forth in paragraph 2 above, JDN shall make an additional contribution to the Class in the event that the derivative suit is dismissed or JDN spends less than $2.5 M to settle it. In such event, JDN shall pay to the Class $2.5 M less the amount JDN spent, if anything, to settle the derivative suit and less the amount of actual fees and expenses incurred by JDN in defense of the derivative action after the date hereof up to $750,000. The amount returned to the Class shall bear interest calculated at LIBOR from the date this Agreement is signed. The amount to be paid to the Class under this paragraph shall be due at the time the derivative suit is concluded. For purposes of this paragraph, $2.5 M shall equal $1,184,211 in cash plus 118,432 shares of JDN common stock. Any amount returned to the Class pursuant to this paragraph shall be calculated pro rata. Notwithstanding anything herein to the contrary, JDN may settle the derivative actions without requiring the derivative plaintiffs to dismiss their claims against Ernst & Young, provided that JDN assigns to the Class the right to any proceeds recovered by the derivative plaintiffs on behalf of JDN.

     7. JDN and the Class shall separately pursue litigation at the trial level against D. Nichols, J. Hughes, S. Whittelsey and McCullough Sherrill, B. Taylor, and W. Brunstad. JDN may also sue other former McCullough Sherrill partners or any other entity that has liability for McCullough Sherrill's former partners' actions, if it has claims against them. JDN must agree to

John Latham
July 6, 2001
Page 4

vigorously pursue that separate litigation. JDN shall not be required to pursue Waller Lansden, but shall agree not to argue that the Lynch pleading joining them should be stricken. Finally, the parties must give one another access to all non-privileged information required to prosecute the above-referenced claims. In addition, JDN agrees to cooperate with the Class in its evaluation of the Class's potential claim(s) against Ernst & Young by giving the Class access to all non-privileged information the Class, in its discretion, requires. Similarly, JDN must agree to identify and provide access to those witnesses with information that could assist Plaintiffs in their evaluation and/or prosecution of such claim(s) against Ernst & Young. Notwithstanding the foregoing, JDN agrees to waive the privilege with respect to all communications with McCullough Sherrill relating to the subject matter of the Class Action Litigation or W. Brunstad's role with JDN and with respect to all communications with Ernst & Young. In addition, each party agrees to give the other access to all documents that party intends to use in connection with its litigation against the persons or entities named in this paragraph and in paragraph 9, as well as any documents that party is required or agrees to produce to said persons or entities, and documents which said persons or entities are required to produce to that party. JDN will also give the Class access to all documents JDN intends to use to defend the derivative suit, as well as any documents that JDN is required or agrees to produce or that JDN receives in connection with the derivative suit.

     8. The Class and JDN will agree to consult in good faith with each other, through their counsel, regarding settlement of the litigation against the persons or entities listed in the preceding paragraph. Neither the Class nor JDN, however, will be required to accede any decision-making authority to the other or the other's counsel, except as set forth in paragraph 9, below.

     9. JDN agrees that it will not abandon any claims for D&O insurance coverage it has with Reliance without the consent of the Plaintiffs, which consent will not be unreasonably withheld. If JDN determines, in good faith, that the enforcement of a claim against Reliance is uneconomical given Reliance's financial condition or the recent placement of Reliance into rehabilitation by the Commonwealth Court of Pennsylvania or possible liquidation, JDN shall be released from the obligation in the first sentence of this paragraph.

     10. The Class and JDN agree that the first $8 M of any settlements or recoveries from the persons or entities listed in paragraphs 7 and 9 above shall be contributed to the Class. Any amounts recovered above $8 M shall be split 1/3 to JDN and 2/3 to the Class.

     11. In the event the Class recovers less than $7.5 M in additional settlement contributions from the persons or entities listed in paragraphs 7 and 9 above within one hundred and twenty days following the Final Approval hearing, JDN agrees to pay up to an additional $4

John Latham
July 6, 2001
Page 5

M in follow-up contributions, without regard to whether JDN must pay any amounts pursuant to paragraph 6 hereof. To collateralize this $4 M guarantee, JDN will give the Class a security interest in real property in a form and amount satisfactory to the Class to ensure that JDN will honor its $4 M guarantee. For every dollar over $3.5 M received by the Class from these additional persons or entities, JDN's $4 M guarantee shall be reduced by a dollar. JDN further agrees that it shall deposit the $4 M follow-up contribution referred to above in cash (plus interest at LIBOR from November 23, 2001) into an interest bearing escrow account designated by the Class on or before the one hundred and twentieth day following the final approval hearing on the terms of this settlement with JDN. If, however, JDN's $4 M guarantee has been reduced pursuant to the terms of this paragraph by the time this cash deposit is due, JDN shall deposit into the escrow account the cash amount remaining on its guarantee at the time the deposit is due. The Class may use the money in said escrow account for purposes of its initial distribution to the Class, which initial distribution shall occur when the Class, in its sole discretion working with the claims administrator, deems appropriate. If the Class receives additional monies from the persons or entities listed in paragraphs 7 and 9 above after the cash deposit due by the terms of this paragraph is made, the Class shall return to JDN the portion of the monies, if any, which the Class has collected from the persons or entities listed in paragraphs 7 and 9 that represents credits against the $4 M guarantee to which JDN is due under this paragraph, with all accrued interest earned on such amounts from the date such monies are received by the Class. No credit against the guarantee occurs until $3.5 M in settlement contributions is received by the Class from the persons in paragraphs 7 and 9.

     12. The Class must be able to conduct the confirmatory discovery it determines is necessary. Attached hereto as Exhibit "C" is a list of the confirmatory discovery that JDN must agree to provide the Class within five business days after this Agreement is signed.

     13. JDN has filed litigation against D. Nichols, J. Hughes, S. Whittelsey, McCullough Sherrill, W. Brunstad, B. Taylor and James King as contemplated in paragraph 7 hereof and shall vigorously pursue such litigation. In addition, JDN has filed a motion to dismiss the federal derivative case (Rubin), and has filed
                                                           -----
motions to stay the identical derivative cases pending in the state and superior court (Pastor and Melnyczenko, respectively) on the grounds that only one
       ------     -----------
derivative case may proceed on behalf of the Company, and that those cases should therefore be stayed in favor of the first-filed federal case. To the extent any of those motions are unsuccessful, JDN agrees to file motions with the court to dismiss and, in the alternative, stay on other grounds the actions as they pertain to D. Nichols, J. Hughes and S. Whittelsey on the grounds that JDN has taken that action directly. Any settlement with the McCullough Sherrill defendants will be submitted to either the full Board of JDN or a Special Litigation Committee for approval. To the extent the derivative plaintiffs add the McCullough Sherrill defendants to one or more derivative actions, JDN agrees to seek a dismissal and, if a dismissal is not granted, a stay of any such

John Latham
July 6, 2001
Page 6

proceedings, on the grounds that such action is duplicative of the action already being taken by JDN.

     14. The parties agree that there shall be no final settlement until such time as a Stipulation and Agreement of Settlement is executed by the Class, through its Counsel and the Lead Plaintiff Clarion, and by JDN and each of those parties to be released who have been named in the Class Action Litigation and until such time as the settlement has been finally approved by the Court and the appeal period has run or, if an appeal is filed, until the appeal is resolved with an affirmance of the trial court's final judgment approving the terms of this settlement in all material respects. In addition, the parties agree that the Stipulation and Agreement of Settlement shall provide, among other material terms, that the failure of JDN or the Class to comply with any term of the settlement, each term of which the parties agree are material and/or customary terms, shall result in JDN or the Class, as applicable, being in material default of the settlement. In addition, but without limitation, the Stipulation shall provide that any settlement proceeds unclaimed by the Class, after the claims administration process is concluded, shall be distributed to one or more educational or charitable institutions designated by the Class, subject to approval and order of the Court.

     15. The Class understands that this Agreement is subject to the approval of JDN's banks and Board of Directors, which approval JDN will seek in good faith to obtain.

          We hope you will respond favorably to these terms so that we can proceed quickly to preparation of the Stipulation and Agreement of Settlement. We are open-minded to the possibility of a high-low arbitration with the parties referenced in paragraphs 7 and 9. The high-low arbitration could facilitate the minimum additional $3.5 M, if not more, and give JDN just as high a likelihood as traditional litigation would that its $4 M guarantee will be replaced by additional contributions from the persons listed in paragraphs 7 and 9.

          We look forward to hearing from you.

                                       Sincerely,


                                       Martin D. Chitwood

MDC/las

enclosures
cc:  Clarion CRA Securities, L.P.
     Lauren S. Antonino, Esq.
     Jonathan Marks, Esq.

                                   EXHIBIT A

Full ratchet formula:

Y = number of shares of JDN common stock issued to Class in connection with settlement

X = price below 11.70 at which JDN issues further common stock

Number of additional shares to be issued to Class if JDN issues further common stock below $11.70 per share:

= Y * (1-(X/11.70))


For example,

If JDN issues common stock at $11.00 per share after June 30, 2002 and if JDN has by that time issued to Class 1,681,568 shares in connection with the settlement, then X = 11 and Y = 1,681,568. Accordingly, under this scenario, at the time JDN makes the further issuance below $11.70 per share, JDN will also have to issue to the Class additional exempt, freely tradable shares of JDN common stock as follows:

1,681,568 x (1-(11.00/11.70))=  100,894

Additional shares to be issued to the Class will be 100,894

                                   EXHIBIT B

Modified Ratchet Formula:
------------------------

Pre-Offering WASO:            34,300,000/1/

Pre-Offering Equity Value:

          34,300,000 shares x $13.50 per share =   $463,050,000

Post-Offering Equity Value:

          Pre-Offering Equity Value ($463,050,000)
          + shares issued times issuance price per share

Post-Offering Equity Value Per Share:

          Post-Offering Equity Value/Pre-Offering WASO plus number of shares issued

Additional Shares to Be Issued to Class per Full Ratchet Formula (X = Shares issued to the Class in Connection with the Settlement):

          X*(1 - Post Offering Equity Value Per Share/13.50)

Example of Modified Ratchet Formula:
-----------------------------------

If JDN offers Five Million (5,000,000) shares of common stock at $12 per share before the ninety-first (91st) day following the Effective Date, as that term is defined in the letter agreement to which this exhibit is attached, the following would apply since the further issuance is above $11.70 per share but below $13.50 per share:

          Pre-Offering Equity Value:                      $463,050,000
          + shares issued times issuance price per share  $ 60,000,000 (5M*$12)
          ----------------------------------------------  ------------
          Post-Offering Equity Value Per Share:            523,050,000

          Post-Offering Equity Value/Pre-Offering WASO plus shares issued:

               523,050,000/39,300,000 = 13.31

          Additional Shares to Be Issued to Class, per Modified Ratchet Formula Set forth above:

               1,681,568*(1-13.31/13.50) =  23,542

Additional shares to be issued to the Class under this example would be 23,542.

-------------
/1/ Rounded number, which includes shares outstanding plus shares to be issued to Class in settlement

                                   EXHIBIT C
                             Confirmatory Discovery
                              Settlement with JDN

Documents
---------

     To the extent the documents set forth below exist and have not already been produced in connection with the mediation of this matter, Plaintiffs would like to review the following categories of documents for purposes of confirmatory discovery. If there are no documents that exist for any particular category, beyond those already provided, please let us know. We will agree to treat the documents received in connection with this confirmatory production as confidential, and they will be subject to the letter agreement entered into by the parties limiting the use, and mandating the return of, all documents provided in connection with the mediation. We are not seeking privileged documents, except for McCullough Sherrill communications relating to the issues in the case, for which the privilege is waived for purposes of the Class's evaluation of this settlement and/or pursuit of potential claims against the McCullough Sherrill firm or partners. The parties understand that there is no accountant/client privilege available under the federal rules, and JDN therefore agrees not to assert such a privilege with regard to any documents involving Ernst & Young, L.L.P.

1.  All SEC transcripts in JDN's possession, custody or control.

2. All documents that JDN produced formally or informally to the SEC in connection with its investigation of JDN.

3. All documents that JDN has received from the SEC, including the Wells Notice, but excluding correspondence and other documents related to settlement negotiations JDN may have had with the SEC.

4.  Documents relating to JDN Development's insurance coverage.

5. Documents, if any exist other than the SEC transcripts, discussing or addressing that JDN's Chief Executive Officer, Donald Nichols, indicated that he had wanted to pay Jeb Hughes and/or Sheldon Whittelsey through ALA or through undisclosed payments or transactions to avoid other employees knowing how much they would be receiving to avoid jealousies.

6. Documents reflecting any discussions of Jeb Hughes's criminal record or disbarment including, but not limited to, documents discussing whether any investment bank told JDN that it would not take it public if Hughes was involved in the company, whether and when Hughes's record would have to be disclosed and whether and how Hughes could work for JDN or JDN Development, despite his criminal past.

7. Documents reflecting any discussions of the creation of an independent contractor or independent consultant relationship between JDN, JDN Development and/or Donnie Nichols and Jeb Hughes.

8. Documents reflecting whether, and to what extent, ALA performed services for JDN or JDN Development at any time before February 14, 2000.

9. Documents sufficient to demonstrate that JDN had a history of capitalizing project development labor costs.

10. Documents evidencing Nichols, Hughes and/or Whittelsey's allegation that they were not aware that, or gave no consideration to whether, the undisclosed compensation arrangement could or would affect JDN's financial reports.

11. Documents sufficient to show what officers and directors knew about Hughes's role and/or his criminal past and/or disbarment prior to June 1996 and any documents reflecting or discussing what actions JDN or Development should take as a result of said criminal record and/or disbarment.

12. Documents reflecting any discussion or consideration of JDN Development's decision to make Hughes a Sr. VP of Development in June, 1996.

13. Documents showing that Ernst & Young had knowledge of Hughes's role and criminal background.

14. Documents reflecting or discussing McCullough Sherrill's alleged advice with regard to and/or participation or role in the compensation arrangements and payments at issue in this lawsuit.

15. Documents sufficient to show that Ernst & Young concluded that JDN's internal controls were sufficient, despite JDN's and Ernst & Young's knowledge of Hughes's criminal past and his involvement with the Company.

16. Documents reflecting any discussions in which Nichols, Hughes and/or Whittelsey participated regarding the undisclosed compensation with anyone besides McCullough Sherrill prior to and during the time the undisclosed compensation and transactions were ongoing, or reflecting why Nichols, Hughes and/or Whittelsey chose not to discuss those matters with anyone other than McCullough Sherrill.

17. Any materials JDN presented to Wal-Mart and/or Lowe's after the February 14, 2000 disclosure.

18. Any documents that would support JDN's contention that the numbers on the financial reports would have allegedly come out the same, or substantially the same such that there would be no material difference, if the payments to Hughes and Whittelsey had been capitalized as project costs at the time they were made.

19. Documents reviewed by the Special Committee in connection with its investigation of JDN and JDN Development.

20. If not previously produced, all Ernst & Young management letters (and all responses thereto) for the period January 1, 1994 through December 31, 2000.

21. All JDN and JDN Development internal audit reports for the period January 1, 1994 through year end 2000, if any exist.

22. All documents reflecting reports to the Audit Committee for the period January 1, 1994 through year end 2000, if any exist.


II  Interviews

     Until we review the foregoing documents, we cannot determine what kind of confirmatory interviews should be conducted. We would thus like to reserve the right to interview the following persons:

     Jay Harris
     Craig MacNab or one or more Board members
     Elizabeth Nichols
     Bill Kerley
     Michael Quinlan